Exhibit 10.2

LICENSE AGREEMENT

This License Agreement is entered into as of the 1st day of March, 2011 (the “EFFECTIVE DATE”) between AAIPharma Services Corp., having its principal offices at 2320 Scientific Park Drive, Wilmington, North Carolina 28405 (hereinafter “AAI”), and Ultragenyx Pharmaceutical, Inc., having principal offices at 77 Digital Drive, Suite 210, Novato, California 94949 (hereinafter “ULTRAGENYX”).

WHEREAS, AAI has developed and is the owner of certain know how and proprietary intellectual property related to pharmaceutical preparations of controlled release matrix tablet drug delivery formulations; and

WHEREAS, ULTRAGENYX desires to license certain rights to use such technologies on an exclusive basis, and AAI desires to grant such license to ULTRAGENYX, subject to the terms and conditions of this AGREEMENT.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this AGREEMENT and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AAI and ULTRAGENYX agree as follows:

ARTICLE I — RECITALS

1.01 Incorporation of Recitals. The foregoing recitals are hereby incorporated.

ARTICLE II — DEFINITIONS

“AAI CONFIDENTIAL INFORMATION” shall have the meaning set forth in Section 4.03 herein.

“AAI KNOW-HOW” shall mean all discoveries, methods, ideas which are conceived and reduced to practice, information, data, knowledge, processes, specification, designs, trade secrets, show-how and know-how and/or techniques whether or not patentable, which are presently owned, licensed or controlled by AAI (solely or jointly) or during the term of this AGREEMENT are invented, developed, owned, licensed or controlled by AAI (solely or jointly) and which are necessary or useful in the practice of the TECHNOLOGY or AAI PATENTS, or necessary or useful in the development, manufacture, or promotion or sale of any PRODUCT in the LICENSED FIELD, but shall not mean or include AAI PATENT RIGHTS.

“AAI PATENTS” or “AAI PATENT RIGHTS” shall mean any and all rights to all ideas and inventions embodied in the TECHNOLOGY, any and all claims in any and all patents and patent applications owned, controlled or licensed by AAI (solely or jointly) related to the TECHNOLOGY, and further including claims in any reissues, extensions, substitutions, continuations, divisions, continuations-in-part, supplementary protection certificates, registrations, revalidations, additions, renewals, substitutes in the United States and/or any foreign counterparts of any patents involving the TECHNOLOGY or other patents and patent applications encompassed under this definition. AAI PATENTS include, but are not limited to, any of the foregoing related to AAI’s proprietary pharmaceutical formulations technology known as [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“AFFILIATE” shall mean: (i) a corporation or any other entity that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by, or is under common control with, the designated party, but only for so long as the affiliate relationship exists, or (ii) Nobelpharma Co., Ltd. of Japan, but only for so long as the collaboration agreement between Nobelpharma Co., Ltd. and ULTRAGENYX exists. “Control” shall mean (i) the right to vote, or ownership of, shares of stock or other ownership interests or rights having at least fifty percent (50%) of the voting power entitled to vote for the election of directors or their equivalent in the case of a corporation or other entities, (ii) the right to appoint, directly or indirectly, a majority of the board of directors (or other comparable managers) or (iii) the right to control, directly or indirectly, the management or policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

“AGREEMENT” shall mean this License Agreement and the exhibits hereto, as the same shall be amended from time to time.

“COMMERCIALLY REASONABLE EFFORTS” shall mean for efforts by either party hereto, those efforts that a prudent business person or company would expend in the normal course of business to accomplish an important objective (including marketing an important product, as appropriate), but shall not mean efforts that could, if carried out, have a significant negative impact on that party’s relevant business unit as a whole.

“DOMINANT IP” shall mean all intellectual property and proprietary rights (whether patentable or not) that now or at any time during the term of this AGREEMENT are owned, controlled or licensed by AAI (solely or jointly) and that dominate or are otherwise required to practice any of the TECHNOLOGY, AAI KNOW-HOW or AAI PATENTS in the LICENSED FIELD.

“GOVERNMENTAL OR REGULATORY AUTHORITY” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country or any state, county, city or other political subdivision.

“LICENSED FIELD” shall mean use of Sialic Acid for treatment of distal myopathy with rimmed vacuoles or for Hereditary Inclusion Body Myopathy (HIBM), in any and all applications, markets and fields of use, whether now known or hereafter existing.

“LICENSED IP” shall mean the TECHNOLOGY, AAI KNOW-HOW, AAI PATENTS and DOMINANT IP.

“LICENSED TERRITORY” shall mean the territory set forth in Exhibit A attached hereto.

“PERSON” shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“PRODUCT” shall mean any product (or any product made using a process, or any product that when used practices a method) that is covered by any of the AAI PATENT RIGHTS or DOMINANT IP, or that is based on, uses, includes, incorporates or otherwise embodies any of the LICENSED IP.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“SERVICES DATA” means all reports, analyses and data arising out of services performed by AAI for ULTRAGENYX.

“SUBLICENSE REVENUE” means revenue received by ULTRAGENYX (and its AFFILIATES) from NON-AFFILIATE SUBLICENSEES in exchange for a sublicense to practice under the LICENSED IP (including license fees, technology access fees, milestone payments and PRODUCT royalties). SUBLICENSE REVENUE does not include amounts received in exchange for equity, or amounts received for the sale, license, lease or other conveyance of know-how, patent rights or other intellectual property rights that are not LICENSED IP, or amounts received for the provision of scientific, research, development, clinical or other professional services.

“TECHNOLOGY” means AAI’s controlled release matrix solid dose oral tablet consisting of certain combinations of generally recognized as safe pharmaceutically acceptable polymers in combinations that result in a controlled release of pharmaceutical active agents, which is sometimes referred to as ProCR™.

“THIRD PARTY” means an entity or person which is not party to this AGREEMENT or an AFFILIATE thereof nor a licensee nor sublicensee of such party or AFFILIATE.

“ULTRAGENYX CONFIDENTIAL INFORMATION” shall have the meaning as set forth in Section 4.02 herein. To avoid uncertainty, ULTRAGENYX CONFIDENTIAL INFORMATION includes the SERVICES DATA.

Unless the context of this AGREEMENT otherwise requires, (i) words of any gender include every other gender; (ii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire AGREEMENT; and (iii) the terms “Article” and “Section” refer to the specified Article and Section of this AGREEMENT. Whenever this AGREEMENT refers to a number of days, such number shall refer to calendar days unless business days are specified. The terms “including” or “includes”, when used herein, shall mean “including, without limitation” and “includes, without limitation”.

ARTICLE III — GRANT AND CONSIDERATION

3.01 License Grant. AAI hereby grants to ULTRAGENYX and its AFFILIATES a fully paid up, royalty-free, exclusive (even as to AAI), perpetual and irrevocable license (without right to sublicense, except as permitted in Section 3.03) to research, develop, make, have made, offer to sell, sell, have sold, use, have used and import PRODUCTS, and to otherwise practice, commercialize, exploit, use, modify, improve and make derivative works of the LICENSED IP, in each case, solely in the LICENSED FIELD and in the LICENSED TERRITORY.

3.02 Exclusivity. In granting the foregoing exclusive license under Section 3.01, AAI hereby agrees that (i) except at the request of ULTRAGENYX, it shall not research, develop, make, or have made, or (ii) offer to sell, sell, import or use, any PRODUCT (or otherwise practice, commercialize or exploit any of the LICENSED IP) in the LICENSED FIELD anywhere in the LICENSED TERRITORY, and that it shall not transfer or grant to any THIRD PARTY any right, license or option to do so, and that it shall not covenant not to sue any THIRD PARTY in respect of such prohibited activities.

3.03 Sublicense Rights. This AGREEMENT and license granted hereunder are personal to ULTRAGENYX and may not be assigned by ULTRAGENYX, except as permitted under Section 9.01. In addition, ULTRAGENYX shall not sublicense any of its rights under this AGREEMENT without AAI’s written consent (such consent not be unreasonably conditioned, delayed or withheld), except that, without consent, ULTRAGENYX may sublicense any or all of its rights hereunder to: (a) any of its AFFILIATES; and/or (b) any other person or entity that is not an AFFILIATE (a “NON-AFFILIATE SUBLICENSEE”), but only pursuant to a written sublicense agreement between ULTRAGENYX and the NON-AFFILIATE SUBLICENSEE that is entered into on an arms-length basis, that includes payment by the NON-AFFILIATE SUBLICENSEE to ULTRAGENYX of a commercially reasonable fee, and that is executed by the parties thereto after the EFFECTIVE DATE. ULTRAGENYX’s AFFILIATES may grant further sublicenses in accordance with the provisions of this Section 3.03, but NON-AFFILIATE SUBLICENSEES may not. ULTRAGENYX agrees not to sublicense any use or practice of the LICENSED IP outside the LICENSED FIELD.

3.04 Technology Transfer. Promptly after the EFFECTIVE DATE and on an ongoing basis during the term of this AGREEMENT (as new information becomes available), AAI shall disclose and transfer to ULTRAGENYX all tangible embodiments of the LICENSED IP in the LICENSED FIELD, including without limitation, all patent applications and patents, specifications, designs, documentation and technology implementations and ULTRAGENYX shall pay AAI for time and materials used in such technical transfer at AAI’s standard rates.

3.05 Diligence. AAI acknowledges and agrees that nothing in this AGREEMENT shall be construed as ULTRAGENYX’s promise or obligation to use best efforts, diligent efforts, COMMERCIALLY REASONABLE EFFORTS or any other level of diligence in commercializing the LICENSED IP or any PRODUCT in the LICENSED FIELD, and AAI hereby waives any such requirement that may be implied at law or otherwise. AAI agrees that any and all business, technical, clinical and regulatory plans, strategies, designs and decisions applicable to commercializing the LICENSED IP in the LICENSED FIELD shall be within ULTRAGENYX’s sole discretion. ULTRAGENYX makes no commitment that its efforts will be continuous or successful, and it shall have the unrestricted right to redirect or abandon such activities, at any time, for any reason or no reason.

3.06 Consideration. In consideration of ULTRAGENYX conducting pre-clinical and clinical studies and making all data from such studies available to AAI for use in advancing the LICENSED IP and marketing, and in consideration of the rights and licenses granted to ULTRAGENYX hereunder and the other subject matter of this AGREEMENT, the parties agree as follows:

(a)	[***] Share. Within [***] days after the [***], [***] shall [***] of the [***]. At the same time, [***] shall [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Non Interference. Prior to the [***] anniversary of the EFFECTIVE DATE, AAI and its AFFILIATES shall not undertake or engage in any activity or service related to the development of modified release Sialic Acid formulations, extended release Sialic Acid formulations or other formulations of Sialic Acid, for its own benefit or the benefit of any person or entity (other than ULTRAGENYX and its AFFILIATES).

3.07 Audit. During the term of this AGREEMENT and for [***] thereafter, ULTRAGENYX agrees to keep and maintain accurate records and accounts of [***] received hereunder. Upon reasonable advance written notice (but not more than [***] in any [***] period), AAI shall have the right to have an independent certified public accountant (reasonably acceptable to ULTRAGENYX, and subject to execution of ULTRAGENYX’s nondisclosure agreement) to verify ULTRAGENYX’s compliance with its reporting and payment obligations under Section 3.06(a) and to report the results of its audit simultaneously to AAI and ULTRAGENYX. No period of time may be audited more than once. ULTRAGENYX shall make all directly applicable books and records available for such inspection during normal business hours at its principal place of business. Any such audit shall be at the expense of AAI, unless it discloses an error for the audited period in excess of [***] percent ([***]%), in which case ULTRAGENYX shall reimburse AAI for its reasonable out-of-pocket audit expenses.

ARTICLE IV — CONFIDENTIALITY

4.01 Disclosure. Upon execution of this AGREEMENT, and thereafter during the term hereon, at such times as the parties shall mutually agree, each party shall disclose to the other, in confidence subject to Section 4.02 and 4.03 hereof, such relevant AAI CONFIDENTIAL INFORMATION and/or ULTRAGENYX CONFIDENTIAL INFORMATION, as the case may be, as is reasonably necessary or useful to allow the other party to proceed with the activities contemplated or permitted by this AGREEMENT, subject to any existing confidentiality agreements.

4.02 Obligations of AAI. Except as specifically authorized by this AGREEMENT, AAI shall, for the term of this AGREEMENT and for [***] thereafter, keep confidential, exercise reasonable safeguards to prevent unauthorized access, use and disclosure, not disclose to others and use and copy only for the purposes provided for or permitted under this AGREEMENT, (a) any information supplied by or for ULTRAGENYX to AAI relating to ULTRAGENYX’s or any AFFILIATE’s business, employees, investors, finances, technologies, clinical trials or regulatory affairs, and (b) all information and data not described in clause (a) hereof but supplied by or for ULTRAGENYX to AAI under this AGREEMENT that is marked or otherwise identified as “Confidential” or proprietary at time of disclosure or that by its nature would be understood by a reasonable person to be proprietary or confidential, and (c) including all copies, analyses and derivatives thereof (collectively, “ULTRAGENYX CONFIDENTIAL INFORMATION”). Notwithstanding the above, AAI shall have no liability to ULTRAGENYX with respect to the following use, or disclosure to others not a party to this AGREEMENT or an AFFILIATE thereof, of ULTRAGENYX CONFIDENTIAL INFORMATION, as AAI can establish to,

(i)	have been known by AAI on a non-confidential basis prior to communication by ULTRAGENYX to AAI;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	have been a matter of public knowledge at the time of such disclosure by ULTRAGENYX to AAI;

(iii)	have become a matter of public knowledge, without fault on the part of AAI or an agent thereof, subsequent to disclosure by ULTRAGENYX to AAI;

(iv)	have been disclosed to AAI or an AFFILIATE thereof on a non-confidential basis from a THIRD PARTY lawfully having possession of the ULTRAGENYX CONFIDENTIAL INFORMATION without an obligation of confidentiality to ULTRAGENYX; or

(v)	was independently developed by or for AAI by persons not having knowledge of such ULTRAGENYX CONFIDENTIAL INFORMATION.

4.03 Obligations of ULTRAGENYX. Except as specifically authorized by this AGREEMENT, ULTRAGENYX shall, for the term of this AGREEMENT and thereafter for so long as AAI’s PATENT RIGHTS continue (but no less than [***]), keep confidential, exercise reasonable safeguards to prevent unauthorized access, use and disclosure, not disclose to others and use and copy only for the purposes provided for or permitted under this AGREEMENT, (a) any information supplied by or for AAI to ULTRAGENYX relating to LICENSED IP, (b) all information and data not described in clause (a) hereof but supplied by or for AAI to ULTRAGENYX under this AGREEMENT that is marked or otherwise identified as “Confidential” or proprietary at the time of disclosure or that by its nature would be understood by a reasonable person to be proprietary or confidential, and (c) all copies, analyses, and derivatives thereof (collectively, “AAI CONFIDENTIAL INFORMATION”). Notwithstanding the above, ULTRAGENYX shall have no liability to AAI with respect to the following use, or disclosure to others not a party to this AGREEMENT or an AFFILIATE thereof, of AAI CONFIDENTIAL INFORMATION, as ULTRAGENYX can establish to,

(i)	have been known by ULTRAGENYX or any AFFILIATE on a non-confidential basis prior to communication by AAI to ULTRAGENYX;

(ii)	have been a matter of public knowledge at the time of such disclosure by AAI to ULTRAGENYX;

(iii)	have become a matter of public knowledge, without fault on the part of ULTRAGENYX, or agent thereof, subsequent to disclosure by AAI to ULTRAGENYX;

(iv)	have been disclosed to ULTRAGENYX or any AFFILIATE on a non-confidential basis from a THIRD PARTY lawfully having possession of the AAI CONFIDENTIAL INFORMATION without an obligation of confidentiality to AAI; or

(v)	was independently developed by or for ULTRAGENYX or any AFFILIATE by persons not having knowledge of such AAI CONFIDENTIAL INFORMATION.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.04 Other Exceptions. In addition, notwithstanding the foregoing, AAI CONFIDENTIAL INFORMATION and/or ULTRAGENYX CONFIDENTIAL INFORMATION, may be (a) disclosed to governmental agencies and others where such AAI CONFIDENTIAL INFORMATION or ULTRAGENYX CONFIDENTIAL INFORMATION may be required to be included in regulatory filings permitted under the terms of this AGREEMENT or in patent applications filed within the United States Patent and Trademark Office or corresponding international patent offices; (b) provided to third parties under appropriate terms and conditions including confidentiality provisions substantially protective of the other party’s CONFIDENTIAL INFORMATION as those in this AGREEMENT, but only if such third parties have a bona fide need to know for any purpose expressly permitted by this AGREEMENT; (c) published, if and to the extent such publication has been approved by both parties; or (d) disclosed to the extent required by applicable laws or regulations (including the regulations of the U.S. Securities and Exchange Commission, as determined by the outside SEC legal counsel for the party disclosing the other party’s CONFIDENTIAL INFORMATION), pursuant to applicable legal process (including subpoenas and civil investigative demands), or pursuant to an order by a court, governmental agency or other regulatory body having competent jurisdiction, providing, however, that the party intending to disclose under Section 4.04(a) or 4.04(d) shall notify the other party prior to such disclosure and shall cooperate with such other party in the event such other party elects, by timely notice to the disclosing party prior to the disclosure, to legally contest such disclosure or request confidential treatment for or otherwise lawfully avoid disclosure of such information; and provided further, upon the request of the other party from time to time, each party agrees to confirm whether or not it has disclosed the other party’s CONFIDENTIAL INFORMATION pursuant to Section 4.04(b) to any third party identified in the other party’s request. In each of the foregoing cases, the recipient will use COMMERCIALLY REASONABLE EFFORTS to limit the disclosure and maintain confidentiality to the extent possible. Neither party shall disclose the existence or terms of this AGREEMENT without the other party’s prior written consent, except that either party may disclose this AGREEMENT or its terms in connection with any legal or regulatory requirement, financing transaction or due diligence inquiry. In the case of any other publication pertaining specifically to or referencing any LICENSED IP or PRODUCT not covered by one of the permitted exceptions to non-publication above, each party recognizes the mutual interest in obtaining valid patent protection. Consequently, either party and its employees or consultants or any other THIRD PARTY wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this AGREEMENT or any DEFINITIVE AGREEMENT shall transmit to the other party (the “REVIEWING PARTY”) a copy of the proposed written publication at least [***] days prior to submission for publication, or an abstract of such oral disclosure at least [***] days prior to submission of the abstract or the oral disclosure, whichever is earlier. The REVIEWING PARTY shall have the right upon timely written notice to the other party (w) to identify any of the REVIEWING PARTY’s CONFIDENTIAL INFORMATION, which the publishing party shall delete and not disclose, (x) to propose modifications and redactions to the publication for patent reasons, which the publishing party shall reasonably consider, (y) to require delay in publication or presentation (for up to [***] days) in order to protect patentable information, or (z) to request that the information

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

be maintained as a trade secret, and, in such case, the publishing party shall consult with the REVIEWING PARTY in good faith. In the event that a party is legally required to provide a copy of this AGREEMENT or any related document to any THIRD PARTY (except in confidence as permitted by this AGREEMENT), such party shall redact CONFIDENTIAL INFORMATION from such document, except as otherwise required by law. Each party shall have the right to review and approve each redacted document prior to its submission to a THIRD PARTY, where practicable. A period of [***] days shall be allowed for review of a redacted document, with the exception of the order of a court or regulatory agency or other legal compulsion for disclosure on a shorter time basis, for which the maximum reasonable amount of time shall be afforded.

4.05 Ownership. Subject to the license rights granted hereunder, all rights, title and interests (including without limitation, intellectual property and proprietary rights) in and to the AAI CONFIDENTIAL INFORMATION and LICENSED IP shall remain with AAI. All rights, title and interests (including without limitation, intellectual property and proprietary rights) in and to all SERVICES DATA (whether currently existing or generated pursuant to future services) and other ULTRAGENYX CONFIDENTIAL INFORMATION shall remain with ULTRAGENYX. Nothing herein is intended to transfer the ownership of any party’s CONFIDENTIAL INFORMATION, KNOW-HOW, or PATENT RIGHTS to the other party. In addition, each party to this AGREEMENT maintains the right to use its own CONFIDENTIAL INFORMATION, KNOW-HOW, and PATENT RIGHTS, for any purpose, except as specifically restricted herein.

ARTICLE V — WARRANTIES AND INDEMNIFICATIONS

5.01 Representations and Warranties.

(a)	Representations and Warranties of AAI. AAI hereby represents and warrants, the following:

(i)	AAI has and will own all right, title and interest in and to LICENSED IP and has and will maintain the right to grant to ULTRAGENYX the exclusive license set forth in Section 3.01 hereunder.

(ii)	AAI has full corporate power and authority to execute and deliver this AGREEMENT and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(iii)	except for ULTRAGENYX, no other PERSON presently has any license, option or other right with respect to the manufacture, use and sale of the PRODUCT or the practice of the LICENSED IP, in each case in the LICENSED FIELD and LICENSED TERRITORY.

(iv)	there are no adverse actions, suits or claims pending against AAI or any of its AFFILIATES in or before any GOVERNMENTAL OR REGULATORY AUTHORITY with respect to the LICENSED IP and no such actions, suits or claims have been threatened against AAI or any of its AFFILIATES.

(v)	to the best of AAI’s knowledge there is no reason why any of the LICENSED IP could be rendered invalid or unenforceable upon challenge and prosecution post filing.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	AAI further represents and warrants that during the term of this AGREEMENT, it will not develop or commercialize another PRODUCT in the LICENSED FIELD for sale within the LICENSED TERRITORY, except on the request of ULTRAGENYX.

AAI’S WARRANTIES SET FORTH IN THIS AGREEMENT ARE ITS EXCLUSIVE WARRANTIES TO ULTRAGENYX, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AAI specifically disclaims any warranty of performance of the LICENSED IP in the LICENSED FIELD.

5.02 AAI Indemnity Obligations. AAI agrees to defend, indemnify and hold ULTRAGENYX and its AFFILIATES harmless from any and all costs, expenses, damages, judgments, and liabilities (including reasonable attorneys’ fees) incurred by or rendered against ULTRAGENYX or AFFILIATE as a result of any THIRD PARTY claim or suit brought to the extent resulting from a breach by AAI of its covenants or warranties as set forth herein or AAI’s negligence or willful misconduct, or arising out of any illegal or unlicensed use by AAI or its transferees or sub-licensees of ULTRAGENYX or any AFFILIATE’s patent rights or other intellectual property or proprietary rights, except for claims to the extent arising from a breach of this AGREEMENT that is caused or aggravated in substantial part by ULTRAGENYX’s negligence or a breach of a material representation, warranty, covenant or agreement provided herein by ULTRAGENYX. ULTRAGENYX shall give prompt written notice of any such claim or suit, and AAI shall undertake the defense thereof, at AAI’s expense. ULTRAGENYX shall cooperate in such defense, to the extent reasonably requested by AAI, at AAI’s expense. ULTRAGENYX shall have the right to participate in such defense, at its own expense, to the extent that in its judgment ULTRAGENYX may be prejudiced thereby. In any claim made or suit brought for which ULTRAGENYX seeks indemnification under this Section 5.02, ULTRAGENYX shall not settle, offer to settle, or admit liability or damages without the prior written consent of AAI.

5.03 Negation of Implications. Notwithstanding any provisions set forth in this AGREEMENT to the contrary, nothing in this AGREEMENT shall be construed as:

(i)	a warranty or representation by AAI as to the validity or scope of any AAI PATENT RIGHTS; or

(ii)	granting by implication, estoppel, or otherwise, any licenses or rights under LICENSED IP, other than as set forth in the grant provisions of Section 3.01.

Except as otherwise set forth in this AGREEMENT, AAI makes no representations or warranties, and assumes no responsibilities or liabilities whatsoever, with respect to use (including clinical efficacy), sale, or other disposition by ULTRAGENYX or its licensees, sub-licensees or vendees, or other transferees or consumers of any PRODUCT in the LICENSED FIELD.

5.04 ULTRAGENYX Warranties. ULTRAGENYX represents and warrants that:

(a)	ULTRAGENYX has full corporate power and authority to execute and deliver this AGREEMENT and to perform its obligations hereunder and to consummate the transactions contemplated hereby; and

(b)	ULTRAGENYX will use LICENSED IP only for PRODUCTS in the LICENSED FIELD.

ULTRAGENYX’S WARRANTIES SET FORTH IN THIS AGREEMENT ARE ITS EXCLUSIVE WARRANTIES TO AAI, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.05 ULTRAGENYX Indemnity Obligations. ULTRAGENYX agrees to defend, indemnify and hold AAI harmless from any and all costs, expenses, damages, judgments, and liabilities (including reasonable attorneys’ fees) incurred by or rendered against AAI as a result of any THIRD PARTY claim or suit brought to the extent resulting from a breach by ULTRAGENYX of its covenants or warranties as set forth herein or ULTRAGENYX’s negligence or willful misconduct, or arising out of any illegal or unlicensed use by ULTRAGENYX or its transferees or sub-licensees of LICENSED IP furnished under this AGREEMENT, and/or out of any use, sale, or other disposition in the LICENSED FIELD by ULTRAGENYX or its licensees, sub-licensees or transferees of PRODUCT(S) in the LICENSED FIELD or by any distributors and/or consumers thereof, except for claims to the extent arising from a breach of this AGREEMENT that is caused or aggravated in substantial part by AAI’s negligence or a breach of a material representation, warranty, covenant or agreement provided herein by AAI. AAI shall give prompt written notice of any such claim or suit, and ULTRAGENYX shall undertake the defense thereof, at ULTRAGENYX’s expense. AAI shall cooperate in such defense, to the extent reasonably requested by ULTRAGENYX, at ULTRAGENYX’s expense. AAI shall have the right to participate in such defense, at its own expense, to the extent that in its judgment AAI may be prejudiced thereby. In any claim made or suit brought for which AAI seeks indemnification under this Section 5.05, AAI shall not settle, offer to settle, or admit liability or damages without the prior written consent of ULTRAGENYX.

5.06 Mitigation. In the event of any occurrence which may result in either party becoming liable under Section 5.02 or 5.05, each party shall use COMMERCIALLY REASONABLE EFFORTS to take such actions as may be reasonably necessary to mitigate the damages payable by the other party under Section 5.02 or 5.05, as the case may be.

ARTICLE VI — PATENT PROSECUTION AND INFRINGEMENT

6.01 Prosecution. Using COMMERCIALLY REASONABLE EFFORTS, AAI shall be responsible, at its sole cost and expense, except as otherwise set forth herein, for the prosecution and maintenance of all AAI PATENTS (including applying for available patent extensions) in the United States. AAI will provide to ULTRAGENYX copies of relevant patent applications and substantive communications to and from the U.S. patent offices. At least [***], AAI agrees to make its patent counsel available to meet (in person or by telephone) with ULTRAGENYX’s patent counsel to share information about prosecution and maintenance of the PATENT RIGHTS (e.g., status, issues, upcoming filings) and related matters. AAI will incorporate ULTRAGENYX’s reasonable suggestions in filing, prosecuting and maintaining AAI PATENTS relative to the LICENSED FIELD but AAI shall have the sole right as to the final content of any such applications and/or communications.

6.02 Infringement Actions.

(a)	ULTRAGENYX and AAI each shall promptly notify each other of any infringement of the LICENSED IP, and/or unauthorized use of any LICENSED IP by one or more THIRD PARTY that may come to its respective attention. AAI shall promptly undertake COMMERCIALLY REASONABLE EFFORTS to obtain a discontinuance of the aforesaid infringement or unauthorized use and, if not successful, AAI may, but is not required to, bring suit against such infringer or unauthorized user. At ULTRAGENYX’s election, ULTRAGENYX may join such suit initiated by AAI and contribute to the cost of such proceedings, and in such case ULTRAGENYX shall be entitled to share in any sums recovered pro rata in relation to the extent ULTRAGENYX has contributed following reimbursement of each party’s respective costs associated with such actions under this Section 6.02(a),

(b)	If AAI fails to obtain a discontinuance of said infringement or unauthorized use and elects not to bring suit against such THIRD PARTY within [***] days after notice thereof, or immediately if AAI elects not to pursue such THIRD PARTY, then in any such event AAI shall give notice in writing to ULTRAGENYX of its failure or election not to bring suit against such infringement or unauthorized use, including such evidence of infringement as AAI may possess, the numbers of the AAI PATENT(S) so infringed and the unauthorized use of LICENSED IP. ULTRAGENYX may, but is not required to, assume sole control and authority to (i) obtain a discontinuance of the infringing operation or unauthorized use or (ii) bring suit against such third party. Any suit by ULTRAGENYX may be either in the name of ULTRAGENYX, or in the name of AAI, or jointly by AAI and ULTRAGENYX, as may be required by the laws of the forum, and, in furtherance of such rights, AAI hereby agrees that ULTRAGENYX may join AAI as a party plaintiff in any such suit.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	It is understood and agreed that the party to this AGREEMENT that solely institutes a suit or an action hereunder, without the other party hereto joining in such action or joinder of such other party by operation of law, shall solely bear all costs and expenses associated therewith, and shall be entitled to retain and keep any and all sums received, obtained, collected or recovered whether by judgment, settlement or otherwise, as a result of such suit or action. In addition, with respect to any suit for infringement of the LICENSED IP or unauthorized use of LICENSED IP, the party that did not institute suit shall render all reasonable assistance, cooperation and information, at the instituting party’s expense, including executing all documents as may be reasonably requested by the party that did institute suit and making available any relevant records, documents, information, evidence, samples and the like for the action providing such records, documents, information, evidence, samples and the like are not detrimental or adverse to the party not instituting suit.

6.03 Infringement or Unauthorized Use of THIRD PARTY Patent, or KNOW-HOW. Each party hereto shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by the PRODUCT, or of unauthorized use, of any patent held or know-how owned, by a THIRD PARTY in the LICENSED TERRITORY arising from the manufacture, use distribution, sale, or use of the PRODUCTS. The party’s whose PRODUCTS are at issue shall have the sole right and authority to defend any such action, suit or claim.

6.04 Settlements. Neither party shall settle or enter into any voluntarily final judgment regarding any action, claim or suit under Section 6.02 or 6.03 that is inconsistent with any provision of this AGREEMENT.

ARTICLE VII — FORCE MAJEURE

7.01 Event of Force Majeure. Neither party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this AGREEMENT due to any civil unrest, war, governmental action, fire, earthquake, hurricane, accident or other casualty, strike or labor disturbance, act of God or the public enemy, or any other contingency beyond the party’s reasonable control. In the event of the applicability of this Section 7.01, the party failing or delaying performance shall use COMMERCIALLY REASONABLE EFFORTS to eliminate, cure and overcome any of such causes and resume the performance of its obligations.

7.02 Notification. Upon the occurrence of an event of force majeure, the party failing or delaying performance shall promptly notify the other party in writing pursuant to the provisions of Section 11.04 herein, setting forth the nature of the occurrence, its expected duration, and how such party’s performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

ARTICLE VIII — TERM AND TERMINATION

8.01 Term. The Term of this AGREEMENT shall commence on the EFFECTIVE DATE and remain in effect until terminated as provided herein.

8.02 Convenience. ULTRAGENYX may terminate this AGREEMENT for any reason or no reason at any time, upon at least thirty (30) days prior written notice to AAI.

8.03 Termination for Material Breach. If either party breaches or defaults in the performance or observance of any of its material obligations under this AGREEMENT (other than pursuant to one or more events of force majeure as provided for in Article VII herein) and such material breach or default is not cured within sixty (60) days after receipt by such party of a written notice from the non-breaching party specifying the material breach or default (or such longer period as is reasonably necessary if the breach is of such nature that it cannot be reasonably cured within such sixty (60) day period), the non-breaching party shall have the right to terminate this AGREEMENT upon an additional thirty (30) days’ written notice to the breaching or defaulting party.

8.04 Rights on Termination. Termination of this AGREEMENT for any reason shall terminate all rights, licenses and obligations of the parties hereunder, except that termination shall be without prejudice to:

(i)	either party’s rights under this AGREEMENT with respect to obligations accruing prior to termination or claims arising out of events occurring prior to termination;

(ii)	any other remedies which either party may otherwise have; and

(iii)	all sublicenses properly granted to NON-AFFILIATE SUBLICENSEES by ULTRAGENYX or any AFFILIATE prior to termination, which shall remain in effect in accordance with their terms, and ULTRAGENYX agrees to assign to AAI all such sublicense agreements, and AAI hereby agrees to accept assignment thereof (but not to assume ULTRAGENYX’s obligations thereunder); provided, after any such assignment, each sublicensee may elect, at its sole discretion, to terminate its sublicense agreement upon written notice to AAI.

8.05 Return of Confidential Information. Upon termination or expiration of this AGREEMENT, and at any other time upon receipt of written notice by the party which previously, and pursuant to this AGREEMENT, disclosed its CONFIDENTIAL INFORMATION (the “DISCLOSING PARTY”) to the other party hereto (the “RECEIVING PARTY”), the RECEIVING PARTY shall, as soon as reasonably practicable following receipt of such notice, return all CONFIDENTIAL INFORMATION of the DISCLOSING PARTY’S and, unless otherwise set forth herein, immediately cease and desist all use of such CONFIDENTIAL INFORMATION. Notwithstanding the foregoing, RECEIVING PARTY may continue to possess and use that portion of the other’s CONFIDENTIAL INFORMATION as to which this AGREEMENT expressly provides RECEIVING PARTY a continuing right or license to use such CONFIDENTIAL INFORMATION (such as, for example, for the purposes permitted under Section 4.04(a) in connection with regulatory filings and applying for patent protection), subject always to all other restrictions in this AGREEMENT regarding the use and disclosure of CONFIDENTIAL INFORMATION.

8.06 Limitations on Liability for Proper Termination. Neither party shall incur any liability to the other by reason of the permitted termination of this AGREEMENT as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and the parties shall accept all rights granted and all obligations assumed hereunder, including those in connection with such termination, in full satisfaction of any claims resulting from such permitted termination.

ARTICLE IX — ASSIGNMENT

9.01 Assignment. This AGREEMENT and its rights and obligations shall not be assigned or delegated by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, except that without consent, either party may assign this AGREEMENT and its rights and duties under this AGREEMENT, in whole or in part, to any successor (including the surviving company in any consolidation, reorganization or merger), or to any assignee or transferee of all or substantially all of its assets or business, or to any AFFILIATE. This AGREEMENT will be binding upon and inure to the benefit of the successors, representatives and permitted assigns of the parties.

ARTICLE X — DISPUTE RESOLUTION

10.01 Dispute Resolution.

(a)	Except as otherwise provided in Section 10.01(c), all disputes or claims which may arise under, out of or in connection with this AGREEMENT (each, a “DISPUTE”) will be referred in writing by the party raising the DISPUTE to the person designated in Section 11.04 herein for attempted resolution by good faith negotiations. If the DISPUTE remains unresolved for more than [***] business days after the notice of such DISPUTE, the parties will submit the DISPUTE to the next step in the dispute resolution process set forth in subsection (b) of this Section 10.01.

(b)	If any DISPUTE is not resolved in accordance with subsection (a), the DISPUTE will be referred in writing (by the party that originally raised the DISPUTE) to ULTRAGENYX’s Chief Executive Officer and AAI’s Chief Executive Officer for attempted resolution by good faith negotiations. If they are unable to resolve any DISPUTE within [***] business days after the referral of such DISPUTE to them, the parties will submit the DISPUTE to the next step in the dispute resolution process set forth in subsection (c) of this Section 10.01.

(c)	If either party desires to pursue any DISPUTE which is no longer subject to the dispute resolution process as provided in Section 10.01 (a) or (b), such party may submit the DISPUTE to any United States District Court or state court of competent jurisdiction.

(d)	No DISPUTE under this AGREEMENT will be the subject of formal judicial proceedings between ULTRAGENYX and AAI before following the dispute resolution procedures set forth in Sections 10.01(a) and (b), except for an action to seek specific performance or injunctive relief to protect CONFIDENTIAL INFORMATION or intellectual property rights pursuant to this AGREEMENT. Accordingly, each party agrees that, in the event of any breach or threatened breach of Section 3.01 or Article IV or any other infringement, misappropriation or violation of its intellectual property rights, the non-breaching party will suffer

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

irreparable damage for which it will have no adequate remedy at law. Accordingly, the non-breaching party shall, in addition to any other legal or equitable remedies, be entitled to seek an order for specific performance, or an injunction or similar equitable relief against such breach or threatened breach, without the necessity of posting any bond.

(e)	Notwithstanding anything to the contrary contained in this AGREEMENT, in the event of a DISPUTE arising out of, relating to or in connection with termination of this AGREEMENT pursuant to Section 8.03 herein, the dispute resolution process set forth in this Section 10.01 is intended to and will toll any cure periods and any notice periods set forth in such Section 8.03.

ARTICLE XI — MISCELLANEOUS

11.01 Waiver and Amendment. Any waiver by any party hereto of a breach of any provisions of this AGREEMENT shall not be implied and no consent or waiver shall be valid unless it is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this AGREEMENT shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this AGREEMENT. A waiver by either party of any term or condition of this AGREEMENT shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this AGREEMENT shall be cumulative and no one of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This AGREEMENT may not be amended except in a writing signed by both parties.

11.02 Relationship of the Parties. For all purposes of this AGREEMENT, AAI and ULTRAGENYX shall be deemed to be independent entities and anything in this AGREEMENT to the contrary notwithstanding, nothing herein shall be deemed to constitute AAI and ULTRAGENYX as partners, joint ventures, co-owners, or an association, nor shall this AGREEMENT constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this AGREEMENT to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

11.03 Headings. The headings set forth at the beginning of the various Articles and Sections of this AGREEMENT are for reference and convenience and shall not affect the meanings of the provisions of this AGREEMENT.

11.04 Notices. Notices required under this AGREEMENT shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid and return receipt requested, or by facsimile and confirmed by registered or certified mail, postage prepaid and return receipt requested, or by Federal Express or UPS or other recognized express courier (prepaid with confirmation of delivery), and addressed as follows:

If to ULTRAGENYX:	Ultragenyx Pharmaceutical, Inc. 77 Digital Drive, Suite 210 Novato, CA 94949 Attention: Chief Executive Officer

If to AAI:	AAIPharma Services Corp. 2320 Scientific Park Drive Wilmington, NC 28405 Attention: Legal Department

All notices shall be deemed to be effective upon receipt. Either party may change the address at which written notice is to be received pursuant to this Section 11.04.

11.05 Severability. If any provision of this AGREEMENT is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if reasonably possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not reasonably possible, it shall be stricken to the minimum extent necessary such that the remaining provisions shall remain in full force and effect.

11.06 Survival. The provisions of Article II (as such definitions pertain to surviving Sections and Articles), Articles IV, V, VIII, IX, X and XI and Sections 3.06 and 3.07 shall survive any termination of this AGREEMENT.

11.07 No Conflict. Each party represents that neither this AGREEMENT nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such party and any THIRD PARTY.

11.08 Entire Agreement. This AGREEMENT, including the attachments and appendices hereto, sets forth the entire understanding between the parties hereto as to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements and understandings by or between the parties with respect to the subject matter hereof. Prior to the execution of this AGREEMENT, the parties have had numerous discussions, conversations and negotiations, and have generated correspondence, writings and other memoranda with respect to the subject matter hereof. Notwithstanding all of such activities, this AGREEMENT (including the attachments and appendices hereto) is intended to define the full extent of the parties respective agreements, arrangements and obligations with respect to the subject matter hereof, and each party represents that it is not relying on any such other discussions, conversations, negotiations, correspondence, writings and memoranda in executing and delivering this AGREEMENT or performing its respective obligations hereunder. This AGREEMENT may be executed in one or more counterparts, each of which shall be an original, but taken together constituting one and the same instrument. Execution of a facsimile or email (.pdf) copy shall have the same force and effect as execution of an original, and a facsimile or email (.pdf) signature shall be deemed an original and valid signature.

11.09 Limitation of Grant. Except for the limited rights and licenses expressly granted hereunder, no other license is granted (by implication, estoppel, or otherwise) and no other use is permitted.

11.10 Governing Law; Courts. This AGREEMENT shall be governed by, and construed and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to such state’s rules concerning conflicts of law.

11.11 No Publicity. Except as may be required by applicable laws or regulations, neither party may use any name, trade name, trademark, or other designation of the other party (or its affiliates or employees) in any press release, advertising, marketing, publicity or other promotional activity without the other party’s prior written consent.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed as of the date first written above by their duly authorized representatives.

AAIPharma Services Corp.		Ultragenyx Pharmaceutical, Inc.

By:	/s/ Philippe Maitre	By:	/s/ Emil D. Kakkis
Name:	Philippe Maitre	Name:	Emil D. Kakkis, MD, PhD
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Exhibit A

Territory

The following countries abbreviated by their two-letter codes for the representation of states, other entities and intergovernmental organizations used by the World Intellectual Property Organization (WIPO):

[***]

The following countries abbreviated by their two-letter codes for the representation of states, other entities and intergovernmental organizations used by the African Regional Intellectual Property Org. (ARIPO):

[***]

The following countries abbreviated by their two-letter codes for the representation of states, other entities and intergovernmental organizations used by Eurasian Patent Organization (EAPO):

[***]

The following countries abbreviated by their two-letter codes for the representation of states, other entities and intergovernmental organizations used by European Patent Office (EPO):

[***]

The following countries abbreviated by their two-letter codes for the representation of states, other entities and intergovernmental organizations used by African Intellectual Property Organization (OAPI):

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.